EXHIBIT 10.1

Denali Concrete Management, Inc.

ZZPartners, Inc.
5455 S Durango Drive
Suite 145
Las Vegas, NV. 89113

LETTER OF INTENT

We are pleased to submit this Letter of Intent with respect to the transaction described below whereby Denali Concrete Management, Inc., a US publicly traded company registered under the Security Exchange Act of 1934, a Nevada corporation (“Denali”), will acquire 100% of the outstanding common stock of ZZPartners, Inc. (“ZZP”).

Structure.  Denali, a public company quoted and traded on the NASD’s OTC Bulletin Board and registered under the Security Exchange Act of 1934, will negotiate and enter into a share for share exchange with ZZP pursuant to which Denali and ZZP will execute a share exchange agreement (the “Agreement”) on or before August 31, 2008 (the “Effective Date”).  The execution of any such Exchange Agreement would be subject to the completion of due diligence by Denali and ZZP, respectively, as well as mutual agreement upon the terms and conditions thereof.  In the proposed transaction, prior to or after the date the Exchange Agreement is consummated under applicable laws (the “Closing Date”), (1) ZZP will continue raising money on a $750,000 mini/$2,500,000 maxi note, convertible at a minimum of $1 per share and maximum of $3 per share, (2) Denali will cancel the  number of shares (the “Cancelled Shares”) of its common stock, so that there will be 3 million shares of Denali common stock outstanding immediately prior to the Effective Date and (3) Issue new shares to the shareholders of ZZP not to exceed 24,000,000 newly issued shares of common stock.  This will result in the remaining Denali shareholders owning 3,000,000 of the issued and outstanding shares of common stock of 27,000,000 shares of Denali immediately after Closing.  Simultaneously with the closing, in consideration for $220,000 (of which $50,000 is being held in an escrow account) and the remainder of which will be paid from the equity raise conducted by ZZP, certain shares of Denali stock will be cancelled, and certain liabilities of Denali will be paid for.  At the closing date, ZZP will deliver cash of $130,000 and sign a sixty day (60) promissory note of $40,000.

Consolidated Recapitalization.  At Closing, not accounting for the completing of the equity raise by ZZP, the ownership at Closing will be as follows (These are estimates only and may change and subject to the Agreement signed between the Denali and ZZP):

Shares/Min	Shares/Min
ZZP Shareholders	24,000,000
Existing Denali Shareholders	3,000,000
TOTAL	27,000,000

Confidentiality and Others. The content of this LOU shall not be disclosed to any parties other than the parties to this understanding without the written consent from all signees. It shall be understood that the terms related to the merger and capitalization contained in this LOI is non-binding until the parties sign the Agreement.

Governing Law.  This Letter of Intent shall be governed and construed in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts or choice of laws thereof.

We look forward to working with you.  If the foregoing correctly sets forth your understanding, please evidence your agreement to this Letter of Intent by executing a copy of this Letter of Intent in the space set forth below.

Sincerely,

Denali Concrete Management, Inc.
By:

/s/ Mathew Rule                                                                                                DATE: 7/23/3008
President

ZZPartners, INC.
By:

/s/ Barry S. Hollander                                                                                         DATE: 7/22/2008
CFO